UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2007

LOMA VERDE INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-133710

(Commission File Number)

98-0490694

(IRS Employer Identification No.)

Suite 1016 – 470 Granville Street, Vancouver, BC V6C 1V5

(Address of principal executive offices and Zip Code)

604-805-4891

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 16, 2007, Peter Hill resigned as our President, CEO, CFO, Secretary and Treasurer of our company and as a result, we appointed Cory Turner as our President, CEO, CFO, Secretary, Treasurer and as a member of our board of directors.

Also on March 16, 2007, after the appointment of Cory Turner as a director, Peter Hill resigned as a director.

Mr. Turner brings his expertise in marketing and sales of advancing technology to our company. Although he is directly responsible for the growth of the organization, his key focus will be in initially setting up the retail and business sales channels for our company. He has been involved in the wireless industry for over 10 years, as a senior sales executive for Wireless Age Communications Ltd., a publicly traded company based in Western Canada. Prior to that Cory was involved in the management of hospitality establishments where he developed and initiated major training programs.

Mr. Turner has developed many significant sales campaigns and programs, sales training manuals, employee management programs and was extensively involved in the direct management of sales and sales support teams.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 7, 2007, our board of directors approved a 56 for one (1) forward stock split of our authorized, issued and outstanding shares of common stock. The forward stock split was effective with the Secretary of State of Nevada on March 21, 2007 . As a result, our authorized capital increased from 200,000,000 shares of common stock to 11,200,000,000 shares of common stock. Our issued and outstanding share capital increased from 2,561,000 shares of common stock to 143,416,000 shares of common stock.

Item 7.01	Regulation FD Disclosure

The Forward Stock Split will become effective with NASDAQ’s Over-the-Counter Bulletin Board at the opening for trading on March 21, 2007 under the new stock symbol “LVRD”. The new CUSIP number is 541503 20 7.

Item 9.01	Financial Statements and Exhibits.
3.1	Certificate of Change filed with the Secretary of State of Nevada filed and effective on March 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOMA VERDE INC.

/s/ Cory Turner

Cory Turner

President, CEO, CFO, Secretary, Treasurer and Director

Date: March 22, 2007

CW1113684.1